Free Writing Prospectus No. A389 filed pursuant to Rule 433 dated July 20, 2021 / Registration Statement No. 333-238458-02

PLUS Based on the Value of the Russell 2000® Index due November 3, 2022

Principal at Risk Securities

The PLUS are unsecured notes issued by Credit Suisse AG.

You should read the accompanying preliminary pricing supplement dated July 14, 2021, Underlying Supplement dated June 18, 2020, Product Supplement No. I–B dated June 18, 2020, Prospectus Supplement dated June 18, 2020 and Prospectus dated June 18, 2020 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities.

KEY TERMS
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Underlying:	Russell 2000® Index
Principal Amount:	$10 per security
Trade Date:	July 30, 2021
Settlement Date:	August 4, 2021
Maturity Date:	November 3, 2022
Payment at Maturity:

If the Final Level is greater than the Initial Level, the lesser of (i) the Maximum Payment at Maturity and (ii) an amount calculated as follows:

$10 + Leveraged Upside Payment

In no event will the Payment at Maturity exceed the Maximum Payment at Maturity.

If the Final Level is less than or equal to the Initial Level, an amount calculated as follows:

$10 × Index Performance Factor

Under these circumstances, the Payment at Maturity will be less than or equal to the principal amount of $10.

Leveraged Upside Payment:	$10 × Leverage Factor × Index Percent Increase
Index Percent Increase:	Final Level – Initial Level Initial Level
Index Performance Factor:	The Final Level of the Underlying divided by the Initial Level.
Initial Level:	The closing level of the Underlying on the Trade Date.
Final Level:	The closing level of the Underlying on the Valuation Date
Leverage Factor:	300%
Maximum Payment at Maturity:	Expected to be $11.565 per security (115.65% of the principal amount and to be determined on the Trade Date).
CUSIP / ISIN:	22552Y465 / US22552Y4659
Pricing Supplement:	https://www.sec.gov/Archives/edgar/data/10530 92/000095010321010461/dp154355_424b2-a389.htm

Credit Suisse currently estimates the value of each $10 principal amount of the securities on the Trade Date will be between $9.30 and $9.775 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in the accompanying pricing supplement.

Securities Payoff Diagram

Hypothetical Payment at Maturity *
Index Percent Increase	Payment at Maturity	Total Return on Securities
30%	$11.565	15.65%
20%	$11.565	15.65%
10%	$11.565	15.65%
5.2167%	$11.565	15.65%
5%	$11.50	15%
3%	$10.90	9%
0%	$10.00	0%
-10%	$9.00	-10%
-20%	$8.00	-20%
-30%	$7.00	-30%

*Assumes a maximum payment at maturity of 115.65% of principal

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the Underlying (including historical information relating to the Underlying), the terms of the securities and certain risks.

About Your Securities

The PLUS Based on the Value of the Russell 2000® Index due November 3, 2022, which we refer to as the securities, offer leveraged exposure to a certain range of positive performance of the Russell 2000® Index. In exchange for enhanced performance of 300% of the appreciation of the Underlying, investors forgo performance above the Maximum Payment at Maturity, which is expected to be $11.565 per security (to be determined on the Trade Date). At maturity, if the Underlying has appreciated in value, investors will receive the principal amount of their investment plus leveraged upside performance of the Underlying, subject to the Maximum Payment at Maturity. However, if the Underlying has depreciated in value, investors will lose 1% for every 1% decline in the level of the Underlying from the Initial Level to the Final Level. Under these circumstances, the Payment at Maturity will be less than the principal amount and could be zero. Investors may lose their entire initial investment in the securities.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced.  We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance.  In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities.  Credit Suisse has filed a registration statement (including preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates.  Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated July 14, 2021, Underlying Supplement dated June 18, 2020, Product Supplement No. I–B dated June 18, 2020, Prospectus Supplement dated June 18, 2020 and Prospectus dated June 18, 2020 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities.  If the terms described in the applicable preliminary pricing supplement are inconsistent with those described herein, the terms described in the applicable preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary pricing supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

•	Underlying Supplement dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000095010320011950/dp130454_424b2-eus.htm

•	Product Supplement No. I–B dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000095010320011955/dp130588_424b2-ps1b.htm

•	Prospectus Supplement and Prospectus dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

RISK FACTORS

This section describes the material risks relating to the securities. For a complete list of risk factors, please see the accompanying pricing supplement, any accompanying product supplement, prospectus and prospectus supplement. Investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the appropriateness of the securities in light of their particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Relating to the Securities Generally

•	The investment in the securities may result in a loss
•	Regardless of the amount of any payment you receive on the securities, your actual yield may be different in real value terms
•	The securities have limited appreciation potential
•	The securities do not pay interest
•	The probability that the Final Level will be less than the Initial Level will depend on the volatility of the Underlying
•	The U.S. federal tax consequences of an investment in the securities are unclear

Risks Relating to the Underlying

•	No ownership rights relating to the Underlying
•	Adjustments to the Underlying could adversely affect the value of the securities
•	The securities are linked to the Russell 2000® Index and are subject to the risks associated with small capitalization companies
•	Government regulatory action, including legislative acts and executive orders, could result in material changes to the Underlying and could negatively affect your return on the securities

Risks Relating to the Issuer

•	The securities are subject to the credit risk of Credit Suisse
•	Credit Suisse is subject to Swiss regulation

Risks Relating to Conflicts of Interest

•	Hedging and trading activity
•	Potential conflicts

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

•	Unpredictable economic and market factors will affect the value of the securities
•	The estimated value of the securities on the Trade Date may be less than the Price to Public
•	Effect of interest rate in structuring the securities
•	Secondary market prices
•	Lack of liquidity

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “United States Federal Tax Considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.